Exhibit 99.1

urban-gro, Inc. Participates in XS Financial’s Convertible Note Offering to Drive Revenue and Bring Significant Value to Clients

LAFAYETTE, Colo., November 1, 2021 — urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), a fully integrated architectural, engineering and cultivation systems integration company focused on the indoor Controlled Environment Agriculture (“CEA”) market, today announced participation in a convertible note offering of XS Financial Inc. (CSE: XSF) (OTCQB: XSHLF) (“XSF”), a specialty finance company providing CAPEX financing solutions including equipment leasing to cannabis companies in the United States. The investment strengthens the strategic alliance between urban-gro and XSF providing urban-gro clients with expanded access to short duration, non-dilutive, low-cost capital financing.

Bradley Nattrass, Chairman and Chief Executive Officer of urban-gro, commented, “The XSF solution is a unique offering in the marketplace that we believe will help our clients overcome one of the most significant hurdles in the cannabis industry, financing the equipment purchases for their cultivation and extraction facilities. XSF has a dynamic leadership team, and we are already realizing strong synergies since launching our new urban-gro financial services division and signing our XSF partnership agreement last month.”

urban-gro’s $2.5 million investment entails a private placement of unsecured convertible notes in the aggregate principal amount of $43.5 million, of which $33.5 million will be funded at closing and $10 million is available on a delayed draw on the same terms until June 30, 2022. urban-gro expects this investment will return significant value to shareholders not only in terms of the note and conversion itself, but also with respect to creating additional revenue and margin opportunities for both companies.

To inquire about equipment system financing solutions for your commercial cultivation facility, reach out to urban-gro Financial Services via email (financing@urban-gro.com).

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is a fully integrated architectural, engineering and cultivation systems integration for commercial cannabis and food-focused Controlled Environment Agriculture (“CEA”) facilities. With experience in hundreds of CEA facilities spanning millions of square feet across the globe, we design, engineer and integrate complex environmental equipment systems into high-performance facilities. urban-gro’s gro-care® Managed Services Platform leverages the company’s expertise to reduce downtime, provide continuity, and drive facility optimization. Operating as a crop-agnostic solutions provider in both food and cannabis CEA sectors, our crop-focused end-to-end approach provides a single point of accountability across all aspects of growing operations. Visit urban-gro.com to discover how we help cultivators gro plants and gro profits.

Investor Contacts:

Dan Droller - urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek – ICR, Inc.

investors@urban-gro.com

Media Contact:

Stan Wagner

Managing Director

Maverick Public Relations

303.618.5080

stan@themaverickpr.com